Exhibit 4.1

CERTIFICATE OF DISSOLUTION

OF

GETAROUND, INC.

Getaround, Inc., a Delaware corporation (the “Corporation”), in accordance with Section 275 of the Delaware General Corporation Law (the “DGCL”) and in order to dissolve the Corporation, certifies as follows:

1. The name of the Corporation is Getaround, Inc.

2. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 10, 2020.

3. The dissolution of the Corporation was authorized on June 5, 2026, by the board of directors of the Corporation and on July 29, 2026, by the stockholders of the Corporation.

4. The dissolution of the Corporation has been authorized by the board of directors of the Corporation and the stockholders of the Corporation in accordance with subsections (a) and (b) of Section 275 of the DGCL.

5. The names and addresses of the director and officers of the Corporation are as follows:

Name	Office	Address
Jason Mudrick	Director	c/o Getaround, Inc. 124 Washington Street, Suite 101 Foxboro, Massachusetts 02035

Bruno Bowden	Director	c/o Getaround, Inc. 124 Washington Street, Suite 101 Foxboro, Massachusetts 02035

Neil Salvage	Director	c/o Getaround, Inc. 124 Washington Street, Suite 101 Foxboro, Massachusetts 02035

Qais Sharif	Director	c/o Getaround, Inc. 124 Washington Street, Suite 101 Foxboro, Massachusetts 02035

Sam Zaid	Director	c/o Getaround, Inc. 124 Washington Street, Suite 101 Foxboro, Massachusetts 02035

Mauricio Rivera	Senior Vice President and Chief Restructuring Officer	c/o Getaround, Inc. 124 Washington Street, Suite 101 Foxboro, Massachusetts 02035

6. This Certificate of Dissolution shall become effective upon filing.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Dissolution to be executed by its duly authorized officer this 29th day of July, 2026.

GETAROUND, INC.

/s/ Mauricio Rivera
Name:	Mauricio Rivera
Title:	Senior Vice President and
Chief Restructuring Officer